SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                             Cabot Industrial Trust
                             ----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    127072106
                                    ---------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |X| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 127072106               SCHEDULE 13G                 Page 2 of 4 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      IBM RETIREMENT PLAN TRUST, 13-6353801
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
      Not Applicable                                                     (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        10,007,044
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           Not Applicable
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              10,007,044
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        Not Applicable
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      10,007,044
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      24.64%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages


Item 1(a):              Name of Issuer:

                        Cabot Industrial Trust

Item 1(b):              Address of Issuer's Principal Executive Offices:

                        Two Center Plaza
                        Suite 200
                        Boston, MA 02108

Item 2(a)               Name of Person Filing

                        IBM Retirement Plan Trust

Item 2(b):              Address of Principal Business Office:

                        3001 Summer Street
                        Stamford, CT 06905

Item 2(c):              Citizenship:

                        Employee benefit plan trust organized under the laws of the State of New York.

Item 2(d):              Title of Class of Securities:

                        Common Stock

Item 2(e):              CUSIP Number:

                        127072106

Item 3: (f) IBM Retirement Plan Trust is an employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

Item 4:                 Ownership:

                        (a) Amount beneficially owned: 10,007,044

                        (b) Percent of class: 24.64%.

                        (c) Number of shares as to which the person has:

                             (i)   Sole power to vote or to direct the vote:
                                   10,007,044

                             (ii)  Shared power to vote or to direct the vote:
                                   0

                             (iii) Sole power to dispose or to direct the
                                   disposition of: 10,007,044

                             (iv) Shared power to dispose or to direct the disposition of: 0

Item 5:                 Ownership of Five Percent or Less of a Class:

                        Not Applicable.

Item 6:                 Ownership of More than Five Percent on Behalf of Another
                        Person:

                        Not Applicable.

                                                               Page 4 of 4 Pages


Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                        Not Applicable.

Item 8:                 Identification and Classification of Members of the
                        Group:

                        Not Applicable.

Item 9:                 Notice of Dissolution of Group:

                        Not Applicable.

Item 10:                Certification:

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2000

                                    IBM RETIREMENT PLAN TRUST


                                    By: /s/ Richard DiMaria
                                        -------------------------------------
                                        Richard DiMaria
                                        Vice President, The Chase Manhattan
                                        Bank, as Directed Trustee for the IBM
                                        Retirement Plan Trust